China Natural Gas Inc. Launches the 4th Company Owned Compressed Natural Gas Station, Expects Record 2nd Quarter Earnings

Founder and Chairman Qinan Ji to Assume CEO Responsibilities; Company Applied for Listing on the American Stock Exchange


NEW YORK--(BUSINESS WIRE)--May 23, 2006--China Natural Gas Inc., (OTCBB:CHNG, website: www.naturalgaschina.com) the first China-based natural gas public company in the U. S. capital market today announced that it has completed the 4th company owned natural gas station in the Xi'An area.

China Natural Gas currently owns a total of 4 compressed natural gas filling stations. The Company sells on average 20,000 - 25,000 cubic meters of compressed natural gas per station per day to taxis and natural gas powered buses. As an alternative fuel to gasoline, for the same mileage driven, compressed natural gas is approximately 60% less in price compared to gasoline.

"We're very pleased with our progress in launching new natural gas filling stations. We continue to enjoy excellent profit margins of approximately $0.10 in net income per cubic meter of gas sold on a retail level to natural gas powered taxis and buses. As we ramp up more stations, we will be able to develop strong synergies in marketing among our stations as well as deliver rapid earnings growth. Demand for our products continues to outpace our supply capacities and the Company expects to have a total of 7 stations fully operational before the end of 2nd quarter," said Qinan Ji, Chairman of China Natural Gas.

The Company also announced that effective immediately, company founder and Chairman Qinan Ji assumes the responsibility as Company CEO and Chairman. Minqing Lu, the former CEO of the Company will devote his time to new business initiatives focused on the Liquid Natural Gas project.

The SEC has recently declared effective the Company's SB-2 registration statement related to a $10.4 million equity financing placed with institutional investor that was completed at the beginning of the year. The Company has recently applied for listing on the American Stock Exchange.

About China Natural Gas, Inc.

China Natural Gas, Inc., ("CHNG"), a Delaware company, is the first China based US public natural gas services provider that owns and operates a 120 kilometer long compressed natural gas pipeline in China's Xi'An area, a fast growing Chinese city supported by a population of 7 million and is the "gateway" to the broad Western regions of China. CHNG has three profitable business segments: end user delivery of natural gas services to residential, commercial and industrial customers; wholesale natural gas to retail natural gas filling stations; and retail natural gas at company-owned natural gas filling stations. The city of Xi'An has approximately 20,000 taxis, 3,000 buses and 2,000 special purpose vehicles that are powered by compressed natural gas.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of China Natural Gas, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. There is no assurance that the American Stock Exchange will approve the listing of the company's shares on AMEX.


Contact:
Investor Relations:
The Piacente Group, Inc.
Debra Chen, 212-481-1907
debra@thepiacentegroup.com
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Source: China Natural Gas Inc.